EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                     between

                                INFORMEDICS, INC.

                                       and

                   ADAPTIVE HEALTH SYSTEMS OF WASHINGTON, INC.







                               September 30, 1996





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                            ASSET PURCHASE AGREEMENT
                            ------------------------


EFFECTIVE DATE:   September 30, 1996

BETWEEN:          Informedics, Inc.                                  ("Seller")

AND:              Adaptive Health Systems
                    of Washington, Inc.                               ("Buyer")


                                   Background
                                   ----------

     A. Buyer is engaged in the development, marketing and support of computer software for various medical practice management applications. Seller is engaged in the development, marketing and support of software under the name ClinicManager for medical practice management applications.

     B. This Agreement sets forth the terms of an agreement between Buyer and Seller under which Buyer will purchase and Seller will sell certain assets of Seller's ClinicManager division, including certain software and related intellectual property rights, contracts and customer lists.

     C. The exhibits hereto are numbered to correspond to the section numbers below.

                                    Agreement
                                    ---------

     1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 14.1), Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the following tangible and intangible assets of Seller (collectively referred to as the "Assets"):

          1.1 Software. Subject to limitations specified below in this Section 1.1, all of Seller's computer software products related to Seller's software known as ClinicManager, including the following related assets (collectively referred to herein as the "Software"):

          (a) Subject to Section 4.3, source code for the Software (in a language and form readable and understandable by humans) both in printed form and encoded on a magnetic medium for the main "C" code for all versions of the Software currently installed in customer base plus in progress, alpha or beta releases of the core product, and all OS and communications shell scripts;


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          (b) Object code of the Software (in binary form);

          (c)  Seller's  existing   documentation,   user  guides  and  manuals,
     programmer's guides and manuals, sales literature and all collateral material unique to the Software (the "Documentation");

Seller has developed certain derivative works from the Software, including, without limitation, the software products known as OPEL, OMEN and INTRAMED.NET (the "Retained Software"). Seller retains all rights to the Retained Software, including, without limitation, all intellectual property rights thereto.

          1.2 Customer List. All ClinicManager related information concerning Seller's customers for the Software set forth on Exhibit 1.2, which as to each installation of the Software sets forth: name; address; installation date; specific product or product module and version installed; and whether the customer holds a current support and maintenance agreement and its payment terms.

          1.3 Prospect List. Information concerning any active prospective customers for the Software. Active prospective customers shall be defined as those entities whom the Seller has contacted within the past 60 days about the licensing, installation and/or support of the Software, but who have not executed a contract as of the Closing Date. Exhibit 1.3 sets forth the names, contact persons and addresses of active prospective customers for the Software.

          1.4 Intellectual Property. All "Intellectual Property Rights" (as hereinafter defined) with respect to the Software, excluding any such rights with respect to the Retained Software. The term "Intellectual Property Rights" means all industrial and intellectual property rights including, without limitation, the ClinicManager trademark and any applications for, or registrations of, such trademark, copyrights, and copyright registration applications, if any.

          1.5 License Agreements. All license and other agreements under which customers have or claim rights to use the Software, the Documentation or any other Intellectual Property Rights. Attached as Exhibit 1.5 are examples of license contracts between Seller and its customers. Buyer acknowledges that Seller has granted to Paragon Concepts, Inc. of Houston, Texas the non-exclusive right to distribute the Software in the state of Texas.

          1.6 Support Contracts for the Software. All of Seller's right, title and interest in and to the support and maintenance agreements under which Seller's customers are obligated to make payments for support and maintenance of the Software.


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Attached  as Exhibit  1.6 are  examples  of support  and  maintenance  contracts between Seller and its customers.

          1.7 Support Contracts for Hardware. All of Seller's right, title and interest in and to the support and maintenance agreements under which Seller's customers are obligated to make payments for support and maintenance of computer hardware used in connection with the Software.

          1.8 Timeshare Contracts. All of Seller's right, title and interest in and to contracts under which Seller's customers are obligated to make payments for access to Seller's Timeshare system in connection with use of the Software (the "Timeshare Customers"). Exhibit 1.8 sets forth, with respect to each outstanding contract with the Timeshare Customers, the following information: customer name; address; and contract origination date. Attached as Exhibit 1.8.1 is an example of the Timeshare contracts between Seller and its customers.

          1.9 Timeshare Equipment. All equipment currently housing the Timeshare Customers. Exhibit 1.9 lists all such items being transferred to Buyer hereunder as of the close of business on the day preceding the effective date of this Agreement.

     2. Assumption of Certain Liabilities. In connection with the purchase of the Assets, on the Closing Date Buyer will assume the following liabilities of
Seller:

          2.1 Warranty Obligations. Buyer will assume Seller's obligations under warranties held by customers of the Software. Such warranties are limited to the warranties contained in the license agreements between Seller and each customer.

          2.2 Support and Maintenance Obligations. Buyer will assume Seller's obligations to support and maintain the Software and related hardware pursuant to outstanding agreements with customers of the Software. Buyer's obligations hereunder will include any prepaid portions of such contracts, subject to reduction of the purchase price if the prepaid portion of such agreements exceeds $24,550 for the 12-month period immediately following the Closing Date. In the event of such excess, the purchase price will be decreased by the difference between (a) the total prepaid portion of the contracts for the 12-month period and (b) $24,500. The decreased purchase price shall be reflected in reduced installment payments as described in the example in Section 4.2.

          2.3 Timeshare Contracts. Buyer will assume Seller's contractual obligations to the Timeshare Customers.


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     3. Buyer's Offer to Retain Certain Employees of Seller.

          3.1 Buyer shall make written offers to retain employees of Seller who are currently in the positions listed on attached Exhibit 3.1.

          3.2 Buyer shall assume all obligations to pay each employee who becomes an employee of Buyer pursuant to Section 3.1 for all paid time off, including vacation, sick leave and personal leave accrued by such employee as of the Closing Date (up to the maximum length permitted by Buyer's current employee policy) ("Paid Time Off"). From and after the Closing Date, in accordance with Buyer's vacation, sick leave and personal leave benefits accrual policy in effect from time to time, each of Seller's employees who is hired by Buyer will accrue additional Paid Time Off on the same accrual schedule as other similarly situated employees of Buyer. Such employees will be given credit in determining their accrual rate for the years of employment with Seller. Attached as Exhibit
3.2 is a summary of accrued Paid Time Off for the employees to whom Buyer will offer employment as provided in this Section 3.

          3.3 Seller agrees to encourage its employees to accept Buyer's offer of employment as described in this Section 3.

     4. Purchase Price. Subject to adjustment as provided in Section 4.2 below, the purchase price for the Assets shall be $500,000, payable as follows:

          4.1 Payment.

          (a) The parties anticipate that Buyer will enter into a form of acquisition or business combination agreement with The Medical Manager Corp., Inc., a Florida corporation ("MMC"), following or followed by an initial public offering of equity securities by MMC. If Buyer is acquired by MMC and such offering has occurred prior to the Closing Date, Buyer will pay Seller $250,000 by cashier's check or certified funds at the Closing and $250,000 in twelve monthly installments of $20,833.33 beginning one month following the Closing and on the first day of each month thereafter.

          (b) Subject to Section 4.1(c) below, if MMC does not acquire Buyer and the offering does not occur prior to the Closing Date, Buyer will pay Seller $50,000 by cashier's check or certified funds at the Closing and $450,000 in sixty monthly installments of $7,500 beginning one month following the Closing and on the first day of each month thereafter.

          (c) If MMC acquires Buyer and such offering occurs after the Closing Date but during the installment payment period specified in Section 4.1(b), Buyer's payment obligations shall immediately convert to Section 4.1(a) hereof, subject to appropriate adjustments for payments made pursuant to
     Section 4.1(b). For example, if MMC acquires Buyer and such offering occurs two months after Closing, Buyer's payment obligations would automatically convert from Section 4.1(b) to 4.1(a). As of two months following the Closing, Buyer would have paid Seller $65,000 ($50,000 at Closing plus two payments of $7,500). Buyer would then promptly pay Seller $226,666.66 (i.e., the additional $200,000 that would have been due at Closing plus the additional $13,333.33 that would have been due each of the two months



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     following Closing.  Thereafter,  Buyer would  make ten installment payments to Seller of $20,833.33 per month.

          4.2 Adjustments to Purchase Price. The parties anticipate that the revenue from hourly based support and contracts with the Timeshare Customers and customers for software and hardware support described in Sections 1.6, 1.7 and
1.8 will be approximately $245,500 for the six-month period immediately following the Closing Date. Buyer agrees to use its best efforts to retain all such customers. If the actual revenue from such hourly based support and contracts does not deviate by more than five percent from $245,500 (i.e., by more than $12,275), the purchase price will not be adjusted. If the actual revenue from such hourly based support and contracts deviates by more than five percent from $245,500 (i.e., by more than $12,275), the purchase price will be increased or decreased, dollar for dollar, in an amount that is in excess of the five percent deviation. Revenue from Seller's customers who convert to Buyer's products shall be included in the calculation of revenue for purposes of this
Section 4.2. In the event of adjustment of the purchase price as provided in this Section 4.2, the installment payments specified in Section 4.1(a) or 4.1(b), as applicable and subject to Section 4.1(c), will be adjusted to account for the deviation. For example, if the actual revenue from the hourly based support and contracts is $223,225 (i.e., a deviation of $22,275), the purchase price will be decreased $10,000 ($22,275 minus $12,275), and each of the remaining installment payments will be reduced to account for the $10,000 reduction. If, for purposes of this example, four installment payments were remaining, each payment would be reduced by $2,500.

          4.3 Title to Source Code. Title to the source code for the Software will not be transferred to Buyer until Seller has received final payment of the full purchase price as provided in this Section 4. Seller will have the right to retain a copy of the source code until title passes as provided in this section.


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          4.4 Late Fee and Acceleration.

          (a) Buyer acknowledges that late payment by Buyer of any payments due hereunder will cause Seller to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any payment due under this Agreement is not paid on or before its due date, Buyer agrees to pay to Seller a late fee of $500. The parties hereby agree that such late fee represents a fair and reasonable estimate of the costs incurred by Seller by reason of the late payment by Buyer. Acceptance of any late charge by Seller shall in no event constitute a waiver of Buyer's default with respect to the overdue amount in question, nor prevent Seller from exercising any other rights and remedies.

          (b) If any payment due under this Agreement is not paid within three business days of its due date, then unless cured within two business days of written demand for payment by Seller, the entire remaining balance of payments shall become immediately due and payable and shall therefore bear interest at ten percent per annum until paid in full.

     5. Programming and Related Services Provided by Seller. During the 120-day period immediately following the Closing, Seller shall provide to Buyer, for no additional consideration, up to 250 hours of programming and related services. Such services may include bug fixes, engineering level technical support, mandatory electronic billing changes to currently supported carriers, electronic conversions from Seller's software products and data base to Buyer's software products and data base, and electronic interfaces to other products of Seller such as the OMEN software. Seller shall have sole discretion to assign such service personnel, and Seller shall not be obligated to assign more .5 FTE to the provision of such services at any given time. During the twelve-month period immediately following the Closing, Buyer may purchase from Seller additional programming and related services over and above the 250 hours at $75 per hour.

     6. Collection of Accounts Receivable. Exhibit 6.1 sets forth certain information about Seller's existing accounts receivable from sales or support payments with respect to ClinicManager. Buyer agrees to use its best efforts to collect Seller's accounts receivable existing at the Closing Date during the 120-day period following the Closing and to forward to Seller weekly all amounts collected during such 120-day period. If during the 120-day period Buyer makes a collection from a customer listed on Exhibit 6.1 who also owes money to Buyer pursuant to a new account receivable, Buyer shall first apply the amount collected to payment of Seller's account receivable and thereafter apply any remaining amount to the payment of Buyer's account receivable.

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Following  such  120-day  period,  Buyer  shall  have no further  obligation  or authority to collect Seller's accounts receivable, and Seller may initiate appropriate collection activity as it deems appropriate.

     7. Representations and Warranties of Seller. Except as disclosed in Exhibits attached to this Agreement, Seller represents and warrants to Buyer as follows:

          7.1 Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon.

          7.2 Authority Relative to Agreement. The execution, delivery and performance of this Agreement by Seller has been duly and effectively authorized by all necessary corporate action and votes or consents of Seller and its board of directors. This Agreement has been duly executed by Seller and is a valid, legally binding and enforceable obligation of Seller, subject only to the effect of bankruptcy, insolvency or other laws generally affecting creditors' rights.

          7.3 Title to Assets. Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances (as hereinafter defined). The term "Encumbrances" means and includes security interests, mortgages, liens, pledges, reservations, restrictions, clouds on title, and rights of first refusal.

          7.4 Intellectual Property Rights. To Seller's knowledge, the manufacture, marketing, license, sale or use of the Software will not violate any license or agreement with any third party or infringe any intellectual property rights of any other party.

          7.5 Litigation. To Seller's knowledge, there is no action, proceeding or investigation pending or threatened, which might result in any material adverse change in the Assets.

     8. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          8.1 Corporate Status. Buyer is a corporation duly organized and validly existing under the laws of the state of Washington.

          8.2 Authority Relative to Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by Buyer and is a valid, legally binding and enforceable obligation of Buyer, subject only to the effect of bankruptcy, insolvency or other laws generally affecting creditors' rights.

          8.3 Effect of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Buyer pursuant to, any indenture, mortgage, deed of trust, lease, contract, agreement or other instrument to which Buyer is a party, or by which Buyer or any of its assets or properties are bound, and will not result in a violation of Buyer's Articles of Incorporation or Bylaws.

          8.4 Financial Statements. The financial statements of Buyer for the years ended December 31, 1994 and 1995 and for the 8-month period ended August 31, 1996, which Buyer has delivered to Seller: (i) were prepared from the books and records of Buyer in accordance with generally accepted accounting principals consistently applied; (ii) fairly present the Buyer's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; and (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of such financial condition and results of operations for the periods covered by the financial statements.

     9. Seller's Covenants. Seller agrees that, except as Buyer may otherwise consent in writing, during the period between the execution of this Agreement and the Closing Seller will:

          9.1 Preserve Assets. Use its best efforts to preserve the Assets.

          9.2 Relationships with Employees, Customers and Suppliers. Use its best efforts to preserve Seller's relationships with its employees that work directly in connection with the Assets and to preserve relationships with customers of and suppliers of the Assets.

     10. Buyer's Covenants. Seller agrees that, except as Seller may otherwise consent in writing, during the period between the execution of this Agreement and Closing Buyer will make written employment offers to not less than eight of Seller's employees for positions specified on Exhibit 3.1; the terms of such written offers of employment shall be in compliance with the requirements of
Section 3.



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     11. Announcements.  Subject to Seller's obligations under federal and state securities laws, the parties agree to cooperate with respect to the issuance of statements to customers of the Software and employees of Seller's ClinicManager division regarding this Agreement.

     12. Conditions To Buyer's Obligations. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless expressly waived in writing by Buyer:

          12.1 Representations True. The representations and warranties of Seller contained herein shall be true and correct as of the Closing Date.

          12.2 Compliance with Covenants. Seller shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

          12.3 Officer's Certificate. Seller shall have furnished to Buyer a certificate, dated the Closing Date, signed by Seller's President to the effect that the conditions specified in this Section 12 have been satisfied and that each of the representations and warranties by Seller in this Agreement is true and correct as of the Closing Date.

          12.4 Resolutions. Buyer shall have received a copy of the resolutions of Seller's Board of Directors, certified by Seller's Secretary and in form and substance satisfactory to Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     13. Conditions to Seller's Obligations. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless expressly waived by Seller:

          13.1 Representations True. The representations and warranties of Buyer shall be true and correct as of the Closing Date.

          13.2 Compliance with Covenants. Buyer shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to Closing.

          13.3 Officer's Certificate. Buyer shall have furnished to Seller a certificate, dated the Closing Date, signed by Buyer's President to the effect that each of the conditions specified in this Section 13 have been satisfied and

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that each of the  representations  and  warranties  of Buyer  contained  in this
Agreement is true and correct as of the Closing Date.

          13.4 Resolutions. Seller shall have received a copy of the resolutions of Buyer's Board of Directors, certified by Buyer's Secretary and in form and substance satisfactory to Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          13.5 Other Conditions. The written offers of employment described in Sections 3.1 and 10 shall have been executed by Buyer and delivered to Seller on behalf of the offeree employees.

     14. Closing.

          14.1 Date and Place. The consummation of the purchase and sale contemplated hereby (herein referred to as the "Closing") shall occur on or about October 31, 1996, in Portland, Oregon at the offices of Seller's legal counsel, at a time agreed upon by the parties. The date and hour of the Closing are sometimes referred to herein as the "Closing Date."

          14.2 Delivery at Closing by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following in form and substance satisfactory to counsel for Buyer:

          (a) One or more bills of sale, assignments and other instruments of conveyance covering all of the Assets, transferring the Assets to Buyer free and clear of all Encumbrances;

          (b) The officer's certificate called for by Section 12.3;

          (c) The certified copy of resolutions called for by Section 12.4; and

          (d) Such other documents, instruments or certificates as may be necessary to perfect or consummate the transfer contemplated hereby.

          14.3 Delivery at Closing by Buyer. At the Closing, Buyer shall deliver to Seller the following in form and substance satisfactory to counsel for
Seller:

          (a) A cashier's check or certified funds in the applicable amount as provided in Section 4.


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          (b)  An  executed  counterpart  of  each  of  the  written  offers  of employment referenced in Section 13.5;

          (c) The officer's certificate called for by Section 13.3;

          (d) The certified copy of resolutions called for by Section 13.4; and

          (e) Such other documents, instruments or certificates as may be necessary to perfect or consummate the transfer contemplated hereby.

     15. Termination Provisions.

          15.1 Termination. This Agreement may be terminated without liability on the part of any party to the other, on or before the Closing Date, only as follows:

          (a) Consent. By the unanimous consent of the parties;

          (b) Failure of Condition. By Buyer if Seller fails to comply with the provisions of Section 12. By Seller if Buyer fails to comply with the provisions of Section 13. Buyer or Seller shall give the other prompt written notice of a termination pursuant to this Section 15.1(b).

          15.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 15.1, all further obligations of the parties under this Agreement shall terminate without further liability. In the event of the termination of this Agreement for any reason, Buyer will return to Seller all documents, work papers and other materials obtained from Seller relating to the transactions contemplated hereby. Buyer acknowledges that following such termination Buyer's obligations of confidentiality will survive as specified in that certain Confidentiality Agreement between the parties, dated August 16, 1996, a copy of which is attached as Exhibit 15.2,

     16. Risk of Loss. Seller shall bear all risk of loss with respect to the Assets on and prior to the Closing Date. Buyer shall bear the risk of loss after the Closing Date.

     17. Post-Closing Cooperation. Each of the parties covenants and agrees that it shall execute, acknowledge and deliver all further assignments, consents, transfers and other instruments as may be reasonably required to protect and permit the enjoyment of the rights, benefits and interests conveyed and to be conveyed pursuant to the terms of this Agreement, and to appropriately carry out and perform the transactions contemplated hereby. The parties will cooperate

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with each other  following the Closing in order to effectuate and carry out this
Agreement, including cooperation in connection with the movement of timeshare equipment to Buyer's location.

     18. Monthly Reports and Audit Rights. Buyer shall keep accurate records of all activity with respect to (a) revenue from (i) hourly based support of the Software and (ii) contracts described in Sections 1.6, 1.7 and 1.8 (the "Revenue"), and (b) collection of Seller's accounts receivable as provided in
Section 6 ("Collections"). Buyer shall provide Seller with monthly summaries of the Revenue and Collections, including customer names, amounts of Revenues and Collections, and transaction dates. At any time during the thirty-month period following the Closing, Seller shall have the right to audit the books and records of Buyer in order to verify that Buyer has performed its obligations in accordance with Sections 4.2 and 6. If any audit reveals that Buyer has (a) not accurately recorded the Revenue in an amount that would require an adjustment in the purchase price in favor of Seller as provided in Section 4, or (b) underpaid Seller with respect to Collections, Buyer shall pay Seller the underpayment amount within three days of notification of such underpayment. If any audit reveals that Buyer has underpaid Seller by an amount equal to or greater than five percent of any amount owed with respect to the Revenue or Collections during any one-month period, Buyer shall also reimburse Seller for the costs associated with the audit.

     19. Miscellaneous.

          19.1 Survival of Warranties. The representations and warranties herein shall survive the Closing for a period of one year.

          19.2 Broker's Fees. Each party represents that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby, and that no broker or finder is entitled to any fee or other commission in respect thereof.

          19.3 Waivers and Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any condition to the obligation to close under this Agreement may be waived in writing by the party in whose favor the condition operates, whereupon the obligations of the parties under this Agreement shall be construed as if such condition or conditions waived were not included herein.

          19.4 Expenses. The parties shall pay their own expenses incurred in connection with the negotiation and preparation of this Agreement and supporting documents.

          19.5 Notices. All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile or sent by first-class mail, postage prepaid:

          If to Seller:           Informedics, Inc.
                                  4000 Kruse Way Place
                                  Building 3, Suite 210
                                  Lake Oswego, OR 97035
                                  Attention:  President

          With a copy to:         Tonkon, Torp, Galen,
                                    Marmaduke & Booth
                                  1600 Pioneer Tower
                                  888 SW Fifth Avenue
                                  Portland, OR 97204
                                  Attention:  Ronald L. Greenman

          If to Buyer:            Adaptive Health Systems
                                    of Washington, Inc.
                                  807 South 336th Street
                                  Federal Way, WA 98004
                                  Attention:  President

          With a copy to:         -----------------------
                                  -----------------------
                                  -----------------------
                                  -----------------------
                                  Attention:  -----------

or to such other address as a party shall have specified by notice in writing to the other party.

          19.6 Entire Agreement. This Agreement and the Exhibits attached hereto, constitute the entire agreement between the parties and merge with and supersede any prior understanding or agreement, whether written or oral, among the undersigned concerning the sale and purchase of the Assets.

          19.7 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees or successors; nothing in this Agreement is intended to confer on any third person any rights, remedies, obligations or a liability under or by reason of this Agreement.

          19.8 Nonassignability. This Agreement or any rights pursuant hereto shall not be assignable by any party without the prior written consent of the other party.

          19.9 Attorney Fees. If any action is brought with respect to this Agreement, or in any appeal therefrom, the prevailing party shall be entitled to its reasonable attorney fees as determined by the court or courts in which the action or appeal is tried or heard.

          19.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with Oregon law.

          19.11 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          19.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement effective as of the date first written above.

               "Seller"                INFORMEDICS, INC.



                                       By: /s/ Gerald P. Kelly
                                          -------------------------------------
                                          Gerald P. Kelly
                                          President and Chief Operating Officer


               "Buyer"                 ADAPTIVE HEALTH SYSTEMS
                                         OF WASHINGTON, INC.



                                       By: /s/ Randall H. Rogers
                                          -------------------------------------
                                          Randall H. Rogers
                                          President

                            LIST OF OMITTED EXHIBITS
                            ------------------------

Exhibit 1.2     Customer List for the ClinicManager Software

Exhibit 1.3     Prospect List for the ClinicManager Software

Exhibit 1.5     License Contracts for the ClinicManager Software

Exhibit 1.5a    Agreement between Informedics, Inc. and Paragon Concepts, Inc.

Exhibit 1.6     Support and Maintenance Contracts for the ClinicManager Software

Exhibit 1.8     Timeshare Customers

Exhibit 1.8.1   Timeshare Contract

Exhibit 1.9     Timeshare Equipment

Exhibit 3.1     Seller's Employees to be Retained by Buyer

Exhibit 6.1     Seller's Accounts Receivable

Exhibit 15.2    Confidentiality Agreement